Havertys
Insider Trading Policy

Policy1
Federal securities laws prohibit trading in Havertys Securities while you are aware of Material Non-Public Information relating to Havertys, or the disclosure of such Material Non-Public Information to others who might trade in Havertys Securities. This policy applies to Havertys itself, as well as employees of Havertys, or its subsidiaries, and its directors, and certain family members, related persons and entities as further described herein. Additional restrictions apply to individuals who are Restricted Persons, as set forth in this policy.
If you are aware of (i) Material Non-Public Information relating to Havertys or (ii) Material Non Public Information relating to another company (which you obtained as a result of your association with Havertys) do not, directly or indirectly through family members or other persons or entities:
•purchase, sell, pledge (including use in a margin account), gift or contribute (charitable or otherwise) Havertys Securities or, if applicable, the other company’s Securities;
•engage in any action to take personal advantage of the Material Non-Public Information, including electing to participate in a dividend reinvestment or trading plan; or
•disclose the Material Non-Public Information, or pass on rumors, tips or recommendations, to others inside of Havertys whose jobs do not require them to have such information or to others outside of Havertys, including, but not limited to, family and friends, business associates and expert consulting firms (“tipping”).
A violation of this policy may result in disciplinary action by Havertys, and a violation of insider trading laws can result in significant penalties. Federal securities laws may also impose liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. If you are not sure if you can trade in Havertys or another company’s Securities in compliance with these laws, do not trade until you are certain you can do so. Consult with the Corporate Secretary if you have questions. Immediately notify the Corporate Secretary or call the Havertys Fraud & Ethics Hotline by phone at 1-800-826-6762 if you believe you or someone else may have violated this policy.
From time to time, Havertys may engage in transactions in Havertys Securities. It is Havertys’ policy to comply with all applicable securities and state laws (including appropriate approvals by the board of directors or appropriate committee thereof, if required) when engaging in transactions in Havertys Securities.
Havertys reserves the right to amend this policy from time to time. The substance of any such changes will be communicated to you through normal communications channels.

1 Capitalized and bolded terms are defined in the “Definitions” section.

Definitions
Designated Restricted Persons
Designated Restricted Persons include the members of Havertys’ board of directors, its Section 16 Officers (as defined below), senior vice presidents, vice presidents and district managers.
Restricted Persons
Restricted Persons include the Designated Restricted Persons and other employees designated from time to time by management as persons who may have routine access to Material Non-Public Information about Havertys.
Material Non-Public Information
Material Information: Material information is any information that a reasonable investor would consider important in determining whether to purchase, sell, or hold securities. Any information that could be expected to affect Havertys’ stock price, whether it is positive or negative, should be considered material. Regulatory authorities and courts have historically given a broad interpretation to what is deemed “material information.” While it is not possible to identify in advance all information that may be considered material information, some examples of information that may be material include:

■Financial results or guidance, including updates to or reaffirmation of such guidance
■News of a pending or proposed merger or significant partnership
■Changes in dividend policy
■Acquisitions or dispositions of significant assets
■Stock splits
■Impending bankruptcy or financial liquidity problems

■Information regarding significant corporate strategic matters
■Certain changes in senior management or the board of directors
■Equity or debt offerings
■Significant litigation exposure due to actual or threatened litigation
■Gain or loss of a substantial supplier

Information may be material whether it is favorable or unfavorable to Havertys. The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances.
Non-Public Information: Non-public information is any information that has not been disclosed to the general public by means of a widely distributed press release, Securities and Exchange Commission filing or other media for broad public access. Information received about a company under circumstances that indicate the information is not yet in general circulation should be considered non-public information. Following disclosure, information remains non-public until the general public has had time to absorb the information fully.

Securities
“Securities” means all securities of Havertys or, if otherwise specified, other companies, including common stock, preferred stock, debt securities, options (including listed options), warrants and other derivative securities whose value is related to any of the foregoing (regardless of which person actually issues the derivatives).
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Guidelines
Section 16 Considerations. Sales, purchases, and gifts by directors and some executive officers (“Section 16 Officers”) are subject to Section 16 of the Securities Exchange Act of 1934, as amended, which, among other things, (i) restricts certain transactions, (ii) requires certain persons to disgorge profits and losses avoided in certain situations, and (iii) generally requires that transactions be reported to the Securities and Exchange Commission within two business days.
Legitimate Disclosures. Havertys may need to disclose Material Non-Public Information for legitimate business reasons, such as with regard to joint ventures, material contracts, acquisitions, dispositions or other significant business relationships. If you are involved in these situations, you should have a valid confidentiality agreement, approved by Havertys’ General Counsel, covering this Material Non-Public Information before making any such disclosures to the counterparty, unless Havertys’ General Counsel advises it is not necessary. The confidentiality agreement must provide that Material Non-Public Information cannot be used for trading purposes and may not be further disclosed within the counterparty’s organization except as necessary for legitimate business purposes.
Transactions by Family Members and Related Persons and Entities. This policy applies to family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Havertys Securities are directed by you, or are subject to your influence or control (such as parents or children who consult with you before they trade in Havertys Securities) or who principally rely on you for their financial support. This policy also applies to entities (such as trusts, foundations, limited partnerships and corporations) over which you have or share voting or investment control or in which you have a material financial interest. You are responsible for the transactions of these persons and entities and therefore should make them aware of the need to confer with you before they trade in Havertys Securities. This policy also applies to your activities as an executor of an estate if you have or share authority to direct the disposition of an estate that includes Havertys Securities.
Post-Termination Transactions. If you are no longer employed by Havertys, but have Material Non Public Information about Havertys, you should not trade in Havertys Securities until the Material Non Public Information about Havertys in your possession has become public or is no longer material.
Short Sales and Hedging. Havertys prohibits all of its directors, officers and employees from engaging in short sales, hedging or monetization transactions relating to Havertys Securities. A short sale includes a sale of a security that you do not own or a sale that you settle with borrowed securities. By engaging in short sales of Havertys Securities, you are betting that the price of Havertys Securities will go down.
Certain forms of hedging or monetization transactions allow a person to lock in much of the value of his or her Securities, often in exchange for all or part of the potential upside appreciation in the

Securities. These transactions include, but are not limited to, zero-cost collars, forward sale contracts, purchase or sale of options (puts, calls or straddles, whether covered or uncovered) or equity swaps or other derivatives that are directly linked to Havertys Securities. These transactions allow the person to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as other owners of the Securities.
Margin Accounts and Pledging. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non-Public Information or during a restricted trading period—potentially resulting in an insider trading violation—we discourage you from holding Havertys Securities in a margin account or pledging Havertys Securities as collateral for a loan. In addition, you may not engage in such a transaction if you are aware of Material Non-Public Information relating to Havertys.
Directors and Section 16 Officers are prohibited from pledging Havertys Securities (including depositing such Securities in a margin account).
Limit Orders. A limit order is not exempt from the insider trading rules or this policy. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result a broker could execute your transaction while you are aware of Material Non-Public Information. Therefore, we discourage you from placing standing orders to purchase or sell Securities that exceed one day in duration.
Restricted Persons
This policy prohibits Restricted Persons from trading during certain periods and requires Designated Restricted Persons to obtain clearance prior to transacting in Havertys Securities.
Restricted Trading Periods. During four periods each year, Restricted Persons may not engage in any purchase, sale, gift or contribution (charitable or otherwise) of Havertys Securities (collectively, the “Securities Transactions”). These “restricted trading periods” begin on March 20, June 20, September 20 and December 20 of each year, and continue through the second trading day following release to the public of Havertys’ earnings for the prior fiscal quarter.
Havertys’ practice is to release earnings shortly after the New York Stock Exchange closes for trading. Consequently, the day of release is not considered a trading day. For example, if the earnings are released after trading on the New York Stock Exchange on a Wednesday, Restricted Persons can purchase or sell Havertys Securities beginning on Monday as long as all other requirements of this policy are satisfied.
From time to time an event may occur that is material to Havertys and is known by only a few persons. So long as the event remains material and nonpublic, restricted trading periods will apply. The existence of an event-specific restricted trading period will not be announced, other than to those who are aware of the event giving rise to the restricted trading period. Any person who is made aware of an event-specific restricted trading period should not disclose the existence of the restricted trading period to any other person. The failure to advise a person of the existence of an event-specific restricted trading period will not relieve that person of the obligation not to trade while actually aware of Material Non-Public Information.

Pre-Clearance. Designated Restricted Persons must contact the Corporate Secretary, General Counsel or Assistant Corporate Secretary to request pre-clearance before engaging in any Havertys Securities transaction. Designated Restricted Persons must not inform anyone of the approval or denial of the pre-clearance request because such information could be indicative of or constitute Material Non-Public Information.

Rule 10b5-1 Plans
The trading restrictions in this policy do not apply to transactions provided for under an existing written plan designed to avail yourself of the affirmative defense of Rule 10b5-1 of the Securities Exchange Act of 1934, which requires that the plan be adopted at a time when you were not aware of any Material Non-Public Information and that certain other conditions be satisfied. To qualify under Rule 10b5-1, a trading plan must be in writing, must be adopted at a time when the person adopting the plan is not aware of any Material Non-Public Information, must be subject to a minimum “cooling-off period” (as prescribed by law), must contain specified information about the nature, timing, amounts and prices (or a written formula for determining the nature, timing, amounts and prices) of trades to be executed under the plan, and must not permit the person adopting the plan to have any subsequent influence over the actual execution of trades under the plan. In all cases, any modification to or termination of a Rule 10b5-1 trading plan must also comply with all of the requirements set forth in this policy, including pre-clearance, occurrence outside of a blackout period and compliance with all of the requirements of Rule 10b5-1. Designated Restricted Persons must contact the Corporate Secretary and General Counsel to request pre-clearance before adopting, amending or terminating a Rule 10b5-1 trading plan.
Interpretation and Additional Restrictions
The Corporate Secretary and General Counsel, in consultation with the Chief Executive Officer and the Chief Financial Officer, (the “Compliance Committee”) in their sole discretion, interpret this policy, permit or prohibit trades or grant or deny waivers of this policy. They may also, from time to time, place additional restrictions on the purchase and sale of Havertys Securities by Restricted Persons and all other persons and entities that are subject to this policy.
Consequences
Any person who violates this policy is subject to discipline by Havertys by any appropriate means, up to and including dismissal for cause. Even an investigation that does not result in a finding of a violation can damage your reputation and that of Havertys. Thus, if you have any questions about specific transactions, you should obtain additional guidance from the Corporate Secretary and your personal legal counsel.
In addition to disciplinary action by Havertys, federal law imposes severe penalties for those who, in violation of the law, either purchase or sell securities while aware of Material Non-Public Information, or who engage in tipping. Potential penalties include:
•Damages equal to the profit gained or loss avoided;
•Civil penalties up to three times the profit gained or the loss avoided;
•A criminal fine up to $5 million (no matter how small the profit); and
•A jail term of up to 20 years.

In addition, an individual can be barred from serving as an officer or director of a public company, or in the case of a licensed professional such as an attorney or accountant, from serving in a professional capacity before the Securities and Exchange Commission. Professional licensing organizations separately may revoke a licensed professional’s right to practice in such profession.
Federal law may also impose “controlling person” liability on Havertys in the event that any director or employee violates the insider trading laws.
Insider information does not belong to any of Havertys’ individual employees, officers or directors. This information is an asset of the company. For any person to use such information for personal benefit or to disclose it to others outside of Havertys violates our Code of Conduct, this policy and federal securities laws. More particularly, insider trading is a fraud against members of the investing public and against Havertys.
Individual Responsibility and Consulting Your Own Legal Counsel
You are responsible for determining whether you are in possession of Material Non-Public Information. As any securities law violations create personal liability, you should consult your own personal legal counsel regarding any personal exposure you may have regarding any purchases or sales of Securities.